Exhibit 3

Names and Addresses of the Underwriters

Itau BBA USA Securities, Inc.

540 Madison Ave., 23rd Floor

New York, New York 10022

J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Santander US Capital Markets LLC

437 Madison Avenue, 10th Floor

New York, New York 10022